Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2024 (except for Note 14, as to which the date is March 20, 2025), with respect to the consolidated financial statements included in the Annual Report of Motorsport Games Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Motorsport Games Inc. on Form S-3 (File No. 333-283444) and Form S-8 (File No. 333-252054).

/s/ GRANT THORNTON LLP

Miami, Florida
March 20, 2025